UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 26, 2018 (November 21, 2018)

NEWELL BRANDS INC.

(Exact name of registrant as specified in its charter)

Delaware	1-9608	36-3514169
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

221 River Street

Hoboken, New Jersey 07030

(Address of principal executive offices including zip code)

(201) 610-6600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 21, 2018, Newell Brands Inc. (the “Company”) appointed Christopher Peterson as Executive Vice President and Chief Financial Officer of the Company, effective December 3, 2018. A copy of the news release dated November 26, 2018 announcing Mr. Peterson’s appointment is attached hereto as Exhibit 99.1 and incorporated by herein by reference.

Mr. Peterson, age 52, served as the Executive Vice President and Chief Operating Officer, Operations of Revlon, Inc. (a global beauty company) (“Revlon”) from April 2018 to August 2018. Prior to that, Mr. Peterson served as Revlon’s Chief Operating Officer, Operations & Chief Financial Officer from June 2017 until March 2018, and as Chief Operating Officer, Operations from April 2017 until June 2017. Prior to joining Revlon, Mr. Peterson held several senior management roles at Ralph Lauren Corporation (a designer, marketer and distributor of premium lifestyle products), including serving as President, Global Brands from April 2015 to May 2016, Executive Vice President, Chief Administrative Officer & Chief Financial Officer from November 2013 to March 2015 and Senior Vice President and Chief Financial Officer from September 2012 to November 2013. Previously, Mr. Peterson held several financial management positions at The Procter & Gamble Company (a global consumer products company) from 1992 to 2012.

There are no family relationships, as defined in Item 401 of Regulation S-K, between Mr. Peterson and any of the Company’s executive officers or directors or person nominated or chosen to become a director or executive officer. There is no arrangement or understanding between Mr. Peterson and any other person pursuant to which Mr. Peterson was appointed as Executive Vice President and Chief Financial Officer of the Company. There are no transactions requiring disclosure under Item 404(a) of Regulation S-K.

In connection with his appointment, Mr. Peterson entered into a compensation arrangement dated November 21, 2018 (the “Peterson Compensation Arrangement”). Pursuant to the Peterson Compensation Arrangement, Mr. Peterson will receive an annual base salary of $800,000 per year and will participate in the following compensation programs:

(i) the Company’s Management Cash Bonus Plan (the “Bonus Plan”) with a target payout equal to 100% of his annual base salary. The amount awarded under the Bonus Plan will range between 0% and 200% of the target payout, based on the extent to which applicable performance criteria are met;

(ii) the Company’s Long Term Incentive Plan (the “LTIP”) pursuant to which the Company makes awards of a performance-based restricted stock units (“RSUs”) to executive officers on an annual basis. The target value of Mr. Peterson’s annual LTIP award will be approximately $3.0 million, or 375% of his annual base salary, although actual grants may vary from target based on Company and individual performance. The number of performance-based RSUs to be awarded to Mr. Peterson in February 2019, under the 2018 LTIP, will be based on the closing price of the Company’s stock on the date of grant;

(iii) the Company’s Supplemental Employee Savings Plan and other benefit plans provided to Company employees generally, including the Company’s Employee Savings Plan;

(iv) the Company’s Flexible Perquisites Program, with a perquisite allowance of $21,638 per year; and

(v) the Company’s Executive Relocation Program, with a 100% payback obligation if he leaves the company within one year of his relocation date and a 50% payback obligation if he leaves the Company within two years of his relocation date.

In addition to his LTIP award, the Organizational Development & Compensation Committee of the Company’s Board of Directors (the “Committee”) approved a sign-on award to Mr. Peterson of time-based RSUs, with a value of $2.7 million based on the Company’s closing stock price on the date prior to the grant date (the “Employment Transition Award”). The award will be made on December 3, 2018 and will vest ratably in one-half increments on the first and second anniversaries of the award date if he remains in continuous employment with the Company.

In the event that Mr. Peterson is terminated for any reason other than good cause (as defined in the Peterson Compensation Arrangement), Mr. Peterson will be entitled to: (i) receive severance pay of 52 weeks of weekly base compensation (subject to applicable limits in the Company’s Severance Plan for Executives in Bands 10 and above (the “Severance Plan”)) payable in a lump sum no later than 60 days after termination; (ii) receive other benefits in the Severance Plan that run concurrently with the severance pay such as a COBRA subsidy and outplacement services; (iii) receive his management cash bonus prorated by a fraction, the numerator of which is the number of days in the fiscal year in which the date of termination occurs through the date of termination and the denominator of which is 365, paid out subject to the satisfaction of applicable performance criteria at the same time as management bonuses are paid to employees generally, but no later than March 15 of the following year; (iv) retain a pro-rated portion of his unvested stock options or restricted stock units under the LTIP, which shall continue to vest according to their original respective vesting dates; and (v) receive any unvested portion of the Employment Transition Award, which shall vest according to the original vesting dates, as if he remained employed. In order to receive the benefits set forth above, Mr. Peterson will be required to sign a separation and release of claims agreement that contains confidentiality, non-solicitation and non-competition obligations. In the event of Mr. Peterson’s termination following a Change-in-Control (as such term is defined in his Employment Security Agreement described below), he will not receive benefits under the Peterson Compensation Arrangement, and severance benefits will be determined in accordance with his Employment Security Agreement. However, he may elect to waive his right to receive benefits under his Employment Security Agreement and elect to receive benefits under the Peterson Compensation Arrangement.

The Company will also enter into an employment security agreement (the “ESA”) with Mr. Peterson, the form of which is set forth as Exhibit 10.39 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and incorporated herein by reference.

The ESA provides for the continuation of Mr. Peterson’s salary, bonus and certain employee benefits for a severance period of 24 months upon an involuntary termination of employment without “good cause,” or a voluntary termination of employment for “good reason,” occurring within 24 months after a “change in control” of the Company. Within 30 days after any such termination, Mr. Peterson will receive a lump sum severance payment equal to: (i) two times the sum of (A) the his annual base salary, determined as of the date of the change in control or, if higher, the date of employment termination and (B) his target bonus on the date of the change in control or, if higher, the date of termination, and assuming the attainment of performance goals at the 100% level, plus (ii) his target bonus multiplied by a fraction, the numerator of which is the number of days in the fiscal year in which the date of termination occurs through the date of termination and the denominator of which is 365.

Following such a termination of employment: (i) he will receive all benefits accrued under the Company’s incentive and retirement plans; (ii) all Company stock options held by Mr. Peterson will become immediately exercisable and remain exercisable for a period of three years thereafter or, if shorter, the remaining term of the options, all restrictions on Company restricted stock and restricted stock units held by him will lapse, and all performance goals on Company performance awards to him will be deemed satisfied at the target level; (iii) Mr. Peterson and his spouse and eligible dependents will continue to be covered by all welfare plans of the Company during the severance period, until he is eligible for coverage under similar plans from a new employer (with coverage provided under a group health plan to be provided under COBRA with Peterson responsible for that portion of COBRA premiums that would have been paid by him for coverage if he were an active employee), and (iv) he will be eligible for six months of outplacement services.

The ESA does not provide for a gross-up payment to Mr. Peterson to cover any excise and related income tax liability under Section 4999 of the Internal Revenue Code as a result of any change in control payment or benefit arising under the ESA. Rather, payments and benefits payable to him would be reduced to the extent necessary so that no excise tax would be imposed if doing so would result in the executive retaining a larger after-tax amount, taking into account the income, excise and other taxes imposed on the payments and benefits. If Mr. Peterson dies during the severance period, all amounts payable during the remainder of the severance period will be paid to his surviving spouse, and such spouse and his eligible dependents will continue to be covered under all applicable welfare plans for the remainder of the severance period.

The ESA contains restrictive covenants which prohibit him from (i) associating with a business that is competitive with any line of business of the Company for which he provided services, without the Company’s consent and (ii) soliciting the Company’s agents and employees. These restrictive covenants remain in effect for a period of 24 months following any termination of employment.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release of Newell Brands Inc., dated November 26, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWELL BRANDS INC.

Dated: November 26, 2018	By:	/s/ Bradford R. Turner
Bradford R. Turner Chief Legal and Administrative Officer and Corporate Secretary